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PRESS RELEASE


For Immediate Release
-----------------------------------
Date:        February 7, 2001
Contact:     Ethel Clay
Phone:       919-687-7802
Fax:         919-687-7821

   Julia W. Taylor Retires from the Board of Directors of M&F Bancorp, Inc.
                        and Mechanics and Farmers Bank

Durham, NC (February 7, 2001) M&F Bancorp, Inc., a bank holding company whose wholly owned subsidiary is Mechanics and Farmers Bank, announced today that Julia W. Taylor said that she would retire from the Board of Directors of M & F Bancorp, Inc. and asked that her name be withdrawn for nomination for the May 1, 2001 annual shareholders meeting. Additionally, Ms. Taylor asked not to be re-appointed to the Board of Mechanics and Farmers Bank when directors are appointed on March 27, 2001. Ms. Taylor, who has had a 40-year career with the Bank, retired as President and Chief Executive Officer of Mechanics and Farmers Bank in September of 2000.

Ms. Taylor stated, "I have thoroughly enjoyed serving the Company and Bank over these many years. While the industry has evolved greatly over those years, one thing that has never changed is the Bank's commitment to its customers, shareholders and employees. I look forward to its continued success, as it leverages the many investments it has made in technology and people over the past several years."

Lee Johnson, Jr., President of M&F Bancorp, Inc., added, "Ms. Taylor has made a tremendous contribution to this organization. We anticipate that, for many years to come, the Bank will benefit from the initiatives that were established under her leadership. We are grateful for her years of service and wish her well in her retirement."

M&F Bancorp is a one-bank holding company with approximately $167 million in assets as of December 31, 2000. Mechanics and Farmers Bank, a state chartered commercial bank, conducts its operations through eight branch offices that are located in several of North Carolina's larger markets. Three branches are located in Durham, two are located in Charlotte, two are in Raleigh and one branch is located in Winston-Salem. The Company's common stock is quoted in the over-the-counter market through the National Daily Quotation System ("pink sheets") published by the National Quotation Bureau, Inc. under the symbol "MFBP."